Exhibit 10.1

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

BUMBLE INC.

2021 OMNIBUS INCENTIVE PLAN

(RSU Grant – Section 16 Officer)

Bumble Inc., a Delaware corporation (the “Company”), pursuant to its 2021 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Plan”), hereby grants to the Participant set forth below the number of Restricted Stock Units set forth below. The Restricted Stock Units are subject to all of the terms and conditions as set forth herein, in the Restricted Stock Unit Agreement including any provisions for the Participant’s country set forth in any exhibit to the Restricted Stock Unit Agreement (the “Exhibit”) (together, the “Restricted Stock Unit Agreement”) (attached hereto), and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Participant:	<first_name> <last_name>

Date of Grant:	<award_date>

Vesting Reference Date:	<Vest_Start_Date>

Number of Restricted Stock Units:	<shares_awarded>

Vesting Schedule:

Provided that the Participant has not undergone a Termination at the time of the applicable vesting date, [one quarter (1/4) of the Restricted Stock Units will vest on each of the first four annual anniversaries of the Vesting Reference Date (with each installment rounded down to the nearest whole share of Common Stock)][one quarter (1/4) of the Restricted Stock Units (rounded down to the nearest whole share of Common Stock) will vest on the first anniversary of the Vesting Reference Date and the remaining three-quarters (3/4) of the Restricted Stock Units will vest in substantially equal installments (with each installment rounded down to the nearest whole share of Common Stock) on each quarterly anniversary thereafter such that the Restricted Stock Units will be fully vested on the fourth anniversary of the Vesting Reference Date][6.25% of the Restricted Stock Units will vest on each quarterly anniversary of the Vesting Reference Date (with each installment rounded down to the nearest whole share of Common Stock), such that the award is fully vested on the four year anniversary of the Vesting Reference Date]; provided, that on the fourth anniversary of the Vesting Reference Date, any Restricted Stock Units that have not otherwise vested due to rounding will also vest in full.

Notwithstanding the foregoing, if the Participant’s employment or service, as applicable, is terminated without Cause by the Company or its then-Affiliates or if the Participant resigns for Good Reason (as such term is defined in any employment agreement (or similar agreement) between the Participant and the Company in effect at the time of such resignation), in each case in the two-year period following a Change in Control, then all then-outstanding Restricted Stock Units (or substitute equity or consideration of purchaser or its Affiliates, as applicable) shall vest upon the Participant’s Termination.

Settlement:	Any Restricted Stock Units that become vested pursuant to the Vesting Schedule set forth above shall be settled in accordance with Section 3 of the Restricted Stock Unit Agreement.

* * *

THE PARTICIPANT ACKNOWLEDGES RECEIPT OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS RESTRICTED STOCK UNIT GRANT NOTICE, THE RESTRICTED STOCK UNIT AGREEMENT AND THE PLAN. If the Participant DOES not accept the Restricted Stock Unit Agreement through the online acceptance process by THIRTY CALENDAR DAYS FOLLOWING THE GRANT DATE, or such other date that may be communicated, the Company will automatically accept the Restricted Stock Unit Agreement on the Participant’s behalf. If the Participant declines the Restricted Stock Unit Agreement, the Participant’s Restricted STock Unit award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.

RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Pursuant to the Restricted Stock Units Grant Notice (the “Grant Notice”) delivered to the Participant (as defined in the Grant Notice), and subject to the terms of this Restricted Stock Unit Agreement including any provisions for the Participant’s country in any exhibit hereto (this “Restricted Stock Unit Agreement”) and the Bumble Inc. 2021 Omnibus Incentive Plan, as it may be amended and/or restated from time to time (the “Plan”), Bumble Inc., a Delaware corporation (the “Company”), and the Participant agree as follows. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

1.
Grant of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant the number of Restricted Stock Units provided in the Grant Notice (with each Restricted Stock Unit representing the right to receive one share of Common Stock upon the vesting of such Restricted Stock Unit). The Company may make one or more additional grants of Restricted Stock Units to the Participant under this Restricted Stock Unit Agreement by providing the Participant with a new Grant Notice, which may also include any terms and conditions differing from this Restricted Stock Unit Agreement to the extent provided therein. The Company reserves all rights with respect to the granting of additional Restricted Stock Units hereunder and makes no implied promise to grant additional Restricted Stock Units.
2.
Vesting. Subject to the conditions contained herein and in the Plan, the Restricted Stock Units shall vest and the restrictions on such Restricted Stock Units shall lapse as provided in the Grant Notice. With respect to any Restricted Stock Unit, the period of time that such Restricted Stock Unit remains subject to vesting shall be its Restricted Period.
3.
Settlement of Restricted Stock Units. Subject to the proviso to Section 9(d)(ii) of the Plan, within 45 days following the date on which the Restricted Period lapses with respect to a Restricted Stock Unit, the Company shall issue to the Participant or the Participant’s beneficiary, without charge, one share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit.
4.
Treatment of Restricted Stock Units Upon Termination. (a) Unless otherwise determined by the Committee, in the event of the Participant’s Termination for any reason:
(i)
all vesting with respect to the Restricted Stock Units shall cease (after taking into account vesting of Restricted Stock Units as set forth in the Grant Notice); and
(ii)
the unvested Restricted Stock Units shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.
(b)
Upon (i) a Termination by the Company for Cause; or (ii) a Termination as a result of a voluntary resignation by the Participant when grounds for Cause exist, in each case, unvested Restricted Stock Units and all vested Restricted Stock Units that have not been settled in shares of Common Stock pursuant to Section 3 of this Restricted Stock Unit Agreement shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

1

5.
Company; Participant.
(a)
The term “Company” as used in this Restricted Stock Unit Agreement with reference to employment shall include the Board, the Company and its Subsidiaries.
(b)
Whenever the word “Participant” is used in any provision of this Restricted Stock Unit Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the Restricted Stock Units may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.
6.
Non-Transferability. The Restricted Stock Units are not transferable by the Participant except to Permitted Transferees in accordance with Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Stock Units shall terminate and become of no further effect.
7.
Rights as Stockholder. The Participant or a Permitted Transferee of the Restricted Stock Units shall have no rights as a stockholder with respect to any share of Common Stock underlying a Restricted Stock Unit unless and until the Participant shall have become the holder of record or the beneficial owner of such share of Common Stock, and no adjustment shall be made for dividends or distributions or other rights in respect of such share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record or the beneficial owner thereof.
8.
Dividend Equivalents. The Restricted Stock Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on shares of Common Stock), which shall accrue in cash without interest and shall be delivered in cash. Accumulated dividend equivalents shall be payable at such time as the underlying Restricted Stock Units to which such dividend equivalents relate are settled in accordance with Section 3 above. For the avoidance of doubt, dividend equivalents accrued in respect of Restricted Stock Units shall only be paid to the extent the underlying Restricted Stock Unit vests and is settled, and to the extent that any Restricted Stock Units are forfeited and not vested and settled, the Participant shall have no right to such dividend equivalent payments.
9.
Tax Withholding. The provisions of Section 14(d) of the Plan are incorporated herein by reference and made a part hereof. In addition, the Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow the Participant to satisfy, in whole or in part, any additional income, employment, national insurance and/or other applicable taxes payable by the Participant with respect to an Award by electing to have the Company withhold from the shares of Common Stock otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, vesting or settlement of the Award, as applicable, shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in the Participant’s relevant tax jurisdictions).
10.
Notice. Every notice or other communication relating to this Restricted Stock Unit Agreement between the Company and the Participant shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its principal executive office, to the attention of the Chief Legal

2

Officer, and all notices or communications by the Company to the Participant may be given to the Participant personally or may be mailed to the Participant at the Participant’s last known address, as reflected in the Company’s records. Notwithstanding the above, all notices and communications between the Participant and any third-party plan administrator shall be mailed, delivered, transmitted or sent in accordance with the procedures established by such third-party plan administrator and communicated to the Participant from time to time.
11.
No Right to Continued Service. This Restricted Stock Unit Agreement does not confer upon the Participant any right to continue as an employee or service provider to the Company.
12.
Binding Effect. This Restricted Stock Unit Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.
13.
Waiver and Amendments. Except as otherwise set forth in Section 13 of the Plan, any waiver, alteration, amendment or modification of any of the terms of this Restricted Stock Unit Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Committee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver
14.
Clawback/Forfeiture. In the event of a Termination by the Company for Cause, or if the Company discovers within 12 months after a Termination that grounds for a Termination for Cause existed at the time of such Termination, in each case, then the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days after the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) that the Participant received upon the sale or other disposition of, or distributions in respect of, the Restricted Stock Units issued hereunder (including any shares of Common Stock issued upon settlement of any such Restricted Stock Unit). Any reference in this Restricted Stock Unit Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period, or other procedural delay or event required prior to a finding of, or Termination for, Cause. In addition, this Restricted Stock Unit Award (including any shares of Common Stock issued in connection with the settlement of any Restricted Stock Unit) is subject to any clawback, forfeiture or other similar policy adopted by the Company from time to time.
15.
Governing Law. This Restricted Stock Unit Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Notwithstanding anything contained in this Restricted Stock Unit Agreement, the Grant Notice or the Plan to the contrary, if any suit or claim is instituted by the Participant or the Company relating to this Restricted Stock Unit Agreement, the Grant Notice or the Plan, the Participant hereby submits to the exclusive jurisdiction of and venue in the courts of Delaware.
16.
Section 409A of the Code. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

3

17.
Plan. The terms and provisions of the Plan are incorporated herein by reference. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Restricted Stock Unit Agreement, the Plan shall govern and control.
18.
Exhibit for Non U.S. Participants. If the Participant is residing and/or working outside of the United States, the Restricted Stock Units shall be subject to any additional provisions set forth in Exhibit A to this Restricted Stock Unit Agreement. If the Participant becomes based outside the United States while holding any Restricted Stock Units, the additional provisions set forth in Exhibit A shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included on Exhibit A, the additional provisions set forth in Exhibit A for such country shall apply to the Participant to the extent that the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Exhibit A constitutes part of this Restricted Stock Unit Agreement.
19.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, if the Participant does not accept the Restricted Stock Unit Agreement through the online acceptance process by the date set forth in the Grant Notice, or such other date that may be communicated, the Company will automatically accept the Restricted Stock Unit Agreement on the Participant’s behalf. If the Participant declines the Restricted Stock Unit Agreement, the Participant’s Restricted Stock Unit award will be canceled and the Participant will not be entitled to any benefits from the award nor any compensation or benefits in lieu of the canceled award.
21.
Entire Agreement. This Restricted Stock Unit Agreement (including, without limitation, all exhibits and appendices attached hereto), the Grant Notice and the Plan constitute the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings of the parties, oral and written, with respect to such subject matter.

4

EXHIBIT A

TO THE RESTRICTED STOCK UNIT AGREEMENT
UNDER THE
BUMBLE INC.
2021 OMNIBUS INCENTIVE PLAN

Capitalized terms used but not otherwise defined herein will have the meaning given to such terms in the Plan and the Restricted Stock Unit Agreement. For the avoidance of doubt, all provisions of the Restricted Stock Unit Agreement and the Restricted Stock Unit Grant Notice apply to non-U.S. Participants except to the extent supplemented or modified by this Exhibit A.

Part I -
ADDITIONAL TERMS AND CONDITIONS FOR PARTICIPANTS SUBJECT TO LAWS OUTSIDE THE U.S.
1.
Responsibility for Taxes. This provision supplements Section 9 of the Restricted Stock Unit Agreement:
(a)
The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)
withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;
(ii)
withholding from any cash payment made in settlement of the Restricted Stock Units or dividend equivalents;
(iii)
withholding from proceeds of the sale of shares of Common Stock either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or

(iv)
withholding in shares of Common Stock;

provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in shares of Common Stock upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.

(c)
The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the withholding obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.
(d)
Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock or to make any cash payment upon settlement of the Restricted Stock Units if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)
Notwithstanding anything to the contrary in the Plan or in Section 5 of the Restricted Stock Unit Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company will have the discretion to calculate the shares of Common Stock to be withheld to cover any Withholding Taxes by using either the price used to calculate the taxable income under applicable law or by using the closing price per share of Common Stock on the Nasdaq (or other principal exchange on which the shares of Common Stock then trade) on the trading day immediately prior to the date of delivery of the shares of Common Stock.
2.
Nature of Grant. This provision supplements Sections 3 and 11 of the Restricted Stock Unit Agreement:

By accepting the grant of the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)
the grant of the Restricted Stock Units is voluntary and occasional, and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(c)
all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)
the Participant is voluntarily participating in the Plan;
(e)
the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
(f)
the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)
unless otherwise agreed with the Company in writing, the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary;
(h)
the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;
(i)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(j)
for purposes of the Restricted Stock Units, Participant’s employment relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Company, the Employer or any of the other subsidiaries or affiliates of the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the period of employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Restricted Stock Unit grant (including whether the Participant may still be considered to be providing services while on a leave of absence);
(k)
unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Restricted Stock Unit Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and
(l)
neither the Company, the Employer nor any other subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Unit or of any amounts due to the Participant pursuant to the settlement of the Restricted Stock Unit or the subsequent sale of any shares of Common Stock acquired upon settlement.
(m)
the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the shares of Common Stock. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
3.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or where the shares of Common Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Restricted Stock Units), or rights linked to the value of shares of Common Stock, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
4.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult the Participant’s personal legal advisor for any details.
5.
Language. By accepting the Restricted Stock Unit Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Restricted Stock Unit Agreement and any other documents related to the Plan. If the Participant has received a copy of this Restricted Stock Unit Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern.

Part II -
COUNTRY-SPECIFIC TERMS AND CONDITIONS

This Part II of this Exhibit A includes additional terms and conditions that govern the Restricted Stock Units if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Restricted Stock Units, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

This Part II of this Exhibit A also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in Exhibit A as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or the Participant sells shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Restricted Stock Units, the information contained herein may not be applicable to the Participant in the same manner.

Australia

Securities Law Notification. This offer of the Restricted Stock Units is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth). If the Participant acquires shares of Common Stock under the Plan and subsequently offers the shares of Common Stock for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Tax Information. The Plan is a plan which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

Exchange Control Notification. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will have to file the report independently.

Brazil

Labor Law Policy and Acknowledgment. The following provision supplements Section 2 in Part I of this Exhibit A:

By accepting the Restricted Stock Units, the Participant agrees that he or she is (i) making a personal investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease in value over the vesting period without compensation to the Participant.

Compliance with Law. By accepting the Restricted Stock Units, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Restricted Stock Units, and the sale of shares of Common Stock acquired under the Plan and the receipt of any dividends.

Foreign Asset/Account Reporting Notification. If the Participant is resident or domiciled in Brazil, he or she will be required to submit a declaration of assets and rights held outside Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$1,000,000. Quarterly reporting is required if such amount is equal to or greater than US$100,000,000. Shares of Common Stock acquired under the Plan are included in the assets and rights that must be reported.

Tax on Financial Transaction (IOF). Repatriation of funds (e.g., the proceeds from the sale of shares of Common Stock) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.

Canada

Settlement of Restricted Stock Units. Notwithstanding any terms or conditions of the Plan or the Restricted Stock Unit Agreement to the contrary, Restricted Stock Units will be settled in Shares only, not cash.

Securities Law Notification. The Participant may not be permitted to sell within Canada shares of Common Stock acquired under the Plan. The Participant may only be permitted to sell or dispose of any shares of Common Stock acquired under the Plan if such sale or disposal takes place outside of Canada through the facilities of a stock exchange on which the shares of Common Stock are listed (i.e., the Nasdaq Global Select Market).

Foreign Asset/Account Reporting Notification. Specified foreign property, including Restricted Stock Units, shares of Common Stock acquired under the Plan and other rights to receive shares of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the specified foreign property exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported – generally at a nil cost – if the C$100,000 cost threshold is exceeded because other specified foreign property is held by you. When shares of Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if the Participant owns other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. The Participant should consult with his or her personal tax advisor to determine the applicable reporting requirements.

The following provisions apply to Participants in Quebec:

French Language Documents. A French translation of the Plan and the Restricted Stock Unit Agreement will be made available to the Participant as soon as reasonably practicable. The Participant understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. Notwithstanding anything to the contrary in the Restricted Stock Unit Agreement, and unless the Participant indicates otherwise, the French translation of the Plan and the Restricted Stock Unit Agreement will govern the Participant’s Restricted Stock Unit and the Participant’s participation in the Plan.

Documents en français. Une traduction en français du Plan et du Contrat relatif au Droit sur des Actions Assujetti à Restrictions sera mise à la disposition du Participant dès que raisonnablement possible. Le Participant comprend que, de temps à autre, des informations supplémentaires liées à l'offre du Plan peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Nonobstant toute disposition contraire dans le Contrat relatif au Droit sur des Actions Assujetti à Restrictions, et à sauf indication contraire de la part du Participant, la traduction française du Plan et du Contrat relatif au Droit sur des Actions Assujetti à Restrictions régira le Droit sur des Actions Assujetti à Restrictions et participation au Plan du Participant.

Data Privacy. The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information regarding the Participant's Restricted Stock Unit and the Participant's participation in the Plan from all personnel, professional or non-professional, involved with the administration of the Plan. The Participant further authorizes the Company, the Company's subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to disclose and discuss the Plan and the Participant's participation in the Plan with their advisors. The Participant further authorizes the Company and the Company's subsidiaries and affiliates to record information regarding the Participant's Restricted Stock Unit and the Participant's participation in the Plan and to keep such information in the Participant's file. The Participant acknowledges and agree that the Participant's personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, the Participant also acknowledges and authorizes the Company, the Company's subsidiaries and affiliates, the administrator of the Plan and any third party brokers/administrators that are assisting the Company with the operation and administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on the Participant or the administration of the Plan.

France

Nature of the Award. The Restricted Stock Units are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. or L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended.

Consent to Receive Information in English. The parties acknowledge that it is their express wish that this Restricted Stock Unit Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais du Contrat, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées en vertu du, ou liés directement ou indirectement au, présent Contrat.

Foreign Asset/Account Reporting Notification. If the Participant is a French resident, the Participant will be required to report all foreign accounts (whether open or closed) to the French tax authorities when filing his or her annual tax return. The Participant should consult with his or her personal advisor to ensure proper compliance with applicable reporting requirements in France.

Germany

Exchange Control Notification. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if you acquire shares of Common Stock with a value in excess of this amount under the Plan or sell shares of Common Stock via a foreign broker, bank or service provider and receive proceeds in excess of this amount), the Participant must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank. The Participant should consult with the Participant’s personal advisor(s) regarding any personal legal, regulatory or foreign exchange obligations the Participant may have in connection with the Participant’s participation in the Plan.

India

Exchange Control Notification. The Participant is required to repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends paid on such shares of Common Stock (if any) within such time as prescribed under applicable India exchange control laws as may be amended from time to time. The Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Notification. The Participant is required to declare any bank accounts or any financial assets (including shares of Common Stock) that the Participant holds outside India in his or her annual tax return. It is the Participant’s responsibility to comply with this reporting obligation and the Participant should consult with his or her personal tax advisor in this regard.

Isle of Man

There are no country-specific provisions.

Israel

Immediate Sale Restriction. The Participant understands and agrees that any shares of Common Stock acquired upon the vesting and settlement of Restricted Stock Units will be immediately sold. The Participant agrees that the Company is authorized to instruct the broker designated by the Company to assist with the mandatory sale of such shares of Common Stock (on the Participant’s behalf pursuant to this authorization and without further consent), and the Participant expressly authorizes the broker designated by the Company to complete the sale of such shares of Common Stock. Upon the sale of the shares of Common Stock, the Participant will receive the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees, or commissions).

Securities Law Notification. The grant of the Restricted Stock Units does not constitute a public offering under the Securities Law, 1968.

Malta

Securities Law Notification. The Plan, the Restricted Stock Unit Agreement, including this Exhibit A, and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising of securities in Malta and are deemed accepted by the Participant upon receipt of the Participant’s electronic or written acceptance in the United States.

Mexico

Labor Law Acknowledgement. The following provision supplements Section 2 in Part I of this Exhibit A.

By accepting the Restricted Stock Units, the Participant acknowledges that he or she understands and agrees that: (i) the Restricted Stock Units are not related to the salary and other contractual benefits granted to the Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of employment.

Policy Statement. The grant of the Restricted Stock Units the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.

The Company, with registered offices at 1105 West 41st Street, Austin, Texas 78756, United States of America, is solely responsible for the administration of the Plan. Participation in the Plan and the acquisition of shares of Common Stock under the Plan does not, in any way establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and the Participant’s sole employer is the Subsidiary employing the Participant, as applicable, nor does it establish any rights between the Participant and the Employer.

Plan Document Acknowledgment. By participating in the Plan, Participant acknowledges that he or she has received copies of the Plan and the Restricted Stock Unit Agreement, has reviewed the Plan and the Restricted Stock Unit Agreement in their entirety and fully understands and accept all provisions of the Plan and the Restricted Stock Unit Agreement.

In addition, by participating in the Plan, the Participant further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 2 in Part I of this Exhibit A, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Subsidiaries are not responsible for any decrease in the value of the shares of Common Stock underlying the Restricted Stock Units.

Finally, the Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its Subsidiaries with respect to any claim that may arise under the Plan.

Spanish Translation

Reconocimiento de la Legislación Laboral. Esta disposición complementa el Apartado 2 de la Parte I de la Adenda.

Al aceptar las Restricted Stock Units, el Partícipe reconoce y acepta (i) que las Restrictred Stock Units no están vinculadas al salario ni a otras prestaciones contractuales concedidas al Partícipe por el Empleador; y (ii) que ni la modificación del Plan ni su cancelación alterarán o empeorarán sus condiciones laborales.

Declaración de Política. La concesión de Restricted Stock Units que la Compañía realiza con arreglo al Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificarla y retirarla en cualquier momento, sin ninguna responsabilidad.

La Compañía, cuyo domicilio social está situado en 1105 West 41st Street, Austin, Texas 7875, Estados Unidos de América, es enteramente responsable de la administración del Plan. La participación en el Plan y la adquisición de Acciones Ordinarias con arreglo al mismo no suponen en modo alguno la creación de una relación laboral entre el Partícipe y la Compañía, ya que la participación en el Plan por parte del Participante es de carácter puramente mercantil y el único empleador del Partícipe es la Filial que le ha contratado, en su caso, ni establecen ningún derecho entre el Partícipe y el Empleador.

Aceptación de la Documentación del Plan. Al participar en el Plan, el Partícipe reconoce que ha recibido sendas copias del Plan y del Acuerdo de Concesión de Restricted Stock Units, que ha leído el Plan y el Acuerdo de Concesión de Restricted Stock Units en su totalidad y que entiende y acepta completamente las disposiciones contenidas en los mismos.

Adicionalmente, al participar en el Plan, el Partícipe reconoce que ha leído y aprueba específica y expresamente los términos y condiciones contenidos del Apartado 2 de la Parte I de la Adenda, en el que se describe y establece claramente lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo son ofrecidos por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni sus Filiales serán responsables de ninguna reducción del valor de las Acciones Ordinarias subyacentes en las Restricted Stock Units.

Finalmente, el Partícipe declara que no se reserva ninguna acción ni el derecho a interponer una demanda contra la Compañía para exigir el pago de una indemnización por daños y perjuicios como consecuencia de su participación en el Plan y, por consiguiente, exonera de toda responsabilidad, en los términos más amplios, tanto a la Compañía como a sus Filiales en relación con cualquier demanda que pudiera derivarse del Plan.

Netherlands

There are no country-specific provisions.

Russia

Data Privacy. The Participant understands and agrees that the Company may require the Participant to complete and return a Consent to Processing of Personal Data form (the “Consent”) to the Company. If a Consent is required by the Company but the Participant fails to provide such Consent to the Company, the Participant understands and agrees that the Company will not be able to administer or maintain the Restricted Stock Units or any other awards. Therefore, the Participant understands that refusing to complete any required Consent or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on any required Consent or withdrawal of consent, the Participant understands he or she may contact the Bumble Equity Team at equity@team.bumble.com.

U.S. Transaction. The Participant understands that his or her acceptance of the grant of Restricted Stock Units results in a contract between the Participant and the Company completed in the United States and that the Restricted Stock Unit Agreement is governed by the laws of the State of Delaware, U.S.A., without giving effect to the conflict of law principles thereof.

Securities Law Notification. The Participant acknowledges that the Restricted Stock Units, the Restricted Stock Unit Agreement, the Plan and all other materials the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia and therefore, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.

Anti-Corruption Notification. Certain individuals who hold public office in Russia, as well as their spouses and dependent children, are prohibited from opening or maintaining foreign brokerage or bank accounts and holding any securities, whether acquired directly or indirectly, in a foreign company (including shares of Common Stock acquired under the Plan).

Singapore

Sale Restriction. In the event the Restricted Stock Units vest and shares of Common Stock are issued to the Participant (or the Participant's heirs) within six months of the Date of Grant, the Participant (or the Participant's heirs) agrees that the shares of Common Stock will not be offered to the public or otherwise disposed of prior to the six-month anniversary of the Date of Grant, unless such sale or offer to sell in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Securities Law Notification. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Common Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement. The directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singapore Affiliate in writing of an interest (e.g., Restricted Stock Units, shares of Common Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of the Restricted Stock Units or when shares of Common Stock acquired under the Plan are subsequently sold), or (iii) becoming a director.

Spain

No Entitlement for Claims or Compensation. This provision supplements the terms of the Restricted Stock Unit Agreement:

By accepting the Restricted Stock Units, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Restricted Stock Units under the Plan to individuals who may be employees of the Company or its subsidiaries or affiliates throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Restricted Stock Units will not economically or otherwise bind the Company or any of its subsidiaries or affiliates, including the Employer, on an ongoing basis, other than as expressly set forth in the Restricted Stock Unit Agreement. Consequently, the Participant understands that the Restricted Stock Units are given on the assumption and condition that the Restricted Stock Units shall not become part of any employment contract (whether with the Company or any of its subsidiaries or affiliates, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Restricted Stock Units, which is gratuitous and discretionary, since the future value of the Restricted Stock Units is unknown and unpredictable.

The Participant understands and agrees that, unless otherwise expressly set forth in the Restricted Stock Unit Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Restricted Stock Units that may have been granted to the Participant and that were not fully vested on the date of termination of employment. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Restricted Stock Unit Agreement, the Restricted Stock Units will be cancelled without entitlement to the cash proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant also understands that the grant of Restricted Stock Units would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Restricted Stock Units shall be null and void.

Securities Law Notification. The Restricted Stock Units described in the Plan and the Restricted Stock Unit Agreement, including this Exhibit A, do not qualify under Spanish regulations as a security. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Plan and the Restricted Stock Units Agreement, including Exhibit A, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

United Arab Emirates

Additional Acknowledgments. The Participant acknowledges that the Restricted Stock Units and related benefits do not constitute a component of the Participant’s “wages” for any legal purpose. Therefore, the Restricted Stock Units and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts that may be payable.

Securities Law Notification. The offer of the Restricted Stock Units is available only for select employees of the Company and its Affiliates and is in the nature of providing employee incentives in the United Arab Emirates. The Plan, the Restricted Stock Unit Agreement, and any other grant materials are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered (i.e., the Restricted Stock Units) should conduct their own due diligence on the securities.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with this statement, including the Plan and the Restricted Stock Unit Agreement or any other grant materials distributed in connection with the Units. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development has approved this statement nor taken steps to verify the information set out in it, and has no responsibility for it. If the Participant has any questions regarding the contents of the Plan, the Restricted Stock Unit Agreement, and any other grant materials, the Participant should consult an authorized financial advisor.

United Kingdom

Responsibility for Taxes. The following supplements the “Responsibility for Taxes” section of Part I of Exhibit A:

Without limitation to the “Responsibility for Taxes” section of Part I of Exhibit A, the Participant agree that he or she is liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on the Participant’s behalf (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items as it may be considered to be a loan. In this case, any income tax not collected from or paid by the Participant within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in the “Responsibility for Taxes” section of Part I of this Exhibit A.